Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Anthony DiSandro, President
215-979-7910

PSB BANCORP, INC. FINANCIAL CONDITION AND EARNINGS RELEASE

PHILA. – March 9, 2004 — PSB Bancorp, Inc. (NASDAQ: PSBI), the holding company for First Penn Bank, today reported 2003 earnings of $2.0 million or $0.46 earnings per diluted share compared to $3.2 million or $0.74 per diluted share for the prior year.

Net interest income including fees for the fourth quarter of 2003 was $5.5 million or 10.0 percent higher than the $5.0 million earned in the fourth quarter of 2002, reflecting growth in interest earning assets and fees.  For the full year, net interest income including fees was $18.8 million, or 1.7 percent higher than the $18.4 million reported for 2002. In a lower interest rate environment the net interest margin increased to 3.86 percent for the year ended December 31, 2003 from 3.80 percent for 2002.

“First Penn Bank maintained profitability despite a most challenging year.  In a period of an uncertain economy and declining interest rate environment, our net interest income and margin increased for the year,” said Anthony DiSandro, President of First Penn Bank. He added, “We enter 2004 a stronger commercial bank. We remain focused on our goals that will support our deposit, loan and profitability growth objectives.”

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(Dollars in thousands except per share data)	12 Months Ended December 31, 2003	12 Months Ended December 31, 2002

Net Interest Income	$18,752	$18,446

Net Income	$2,005	$3,146

Return on Average Assets (ROA)	.46%	.66%

Return on Average Equity (ROE)	4.30%	7.17%

Basic Earnings Per Share	$0.47	$0.75

Diluted Earnings Per Share*	$0.46	$0.74

*The computation of diluted earnings per share excludes 1,371,200 options for the respective twelve month periods ended December 31, 2003 and 2002.   Management has deemed that those options associated with the First Bank of Philadelphia merger in 1999 are invalid and therefore should be excluded from the aforementioned calculations.

Net income for the year ended 2002 reflects an extraordinary gain of approximately $1.3 million of unamortized negative goodwill associated with the acquisition of Jade Financial Corp. in accordance with SFAS No. 142 “Goodwill and Intangible Assets.”

The bank’s total assets decreased by 5.2% to $470.6 million as of December 31, 2003, compared to assets of $496.3 million as of December 31, 2002.

At December 31, 2003, First Penn Bank’s net loan portfolio totaled $289.2 million as compared to $307.4 million for the year ended December 31, 2003.  The overall loan portfolio reduction during the year was a result of the decision of management by restructuring the loan portfolio to correspond with the newly formed Credit Administration Department.  The bank implemented more stringent underwriting standards and allowed for the runoff of loans that did not comply with the new guidelines.

At December 31, 2003, total deposits were $416.1 million, a decrease of $26.0 million or 5.9 percent from December 31, 2002. Management continues with a disciplined Asset/Liability process to manage deposit pricing.  Through this process we manage cost of deposits, which in the short term decreased the deposits (primarily time deposits) but resulted in an improved net interest margin.

The Company remains well capitalized, as Tier 1 leverage capital and total risk-based capital at December 31, 2003 was 7.94 percent and 13.47 percent, respectively. Total shareholders’ equity was $47.1 million and book value per share of $10.38 at December 31, 2003, based on outstanding common shares of approximately 4.5 million.

Selected Financial Data (Dollars in thousands)	December 31, 2003	December 31, 2002

Total Assets	$470,601	$496,333

Net Loans	$289,242	$307,485

Total Deposits	$416,160	$442,224

Shareholders’ Equity	$47,123	$46,166

Commenting on the company’s prospects for 2004, Mr. Anthony DiSandro said, “The Bank will continue to provide high quality products and services to the communities served, expand the array of product offerings consistent with our community bank, and seek to provide retail banking services to customers disenchanted with their existing banking relationships.”

First Penn Bank conducts business from its corporate offices in Center City Philadelphia, and has 12 branch locations throughout Philadelphia and the five surrounding counties. The bank also operates Jade Abstract Company, a title insurance agency and Trans National Mortgage Company (TNMC) a full service mortgage company.

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

The company has made every reasonable effort to ensure that the information and assumption on which these statements and projections are based on current, reasonable, and complete.  However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release.

While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that the anticipated future results will be achieved.

End